Exhibit 12



                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                Calculation of Ratio of Earnings to Fixed Charges
                                  (in millions)





                                           First Quarter                                    Full Year
                                   -----------------------------     -------------------------------------------------------
                                        2002            2001             2001           2000          1999          1998
                                   --------------   ------------     ------------   ------------   -----------   -----------
                                            (Unaudited)
Earnings
  Income before income taxes       $        407.2   $      625.7     $    1,507.5   $    2,495.0   $   2,103.8   $   1,812.2
  Less equity in net income/(loss)
   of affiliated companies                    1.9            0.1              4.9          (22.0)        (24.9)          2.3
  Fixed charges                           1,891.5        2,435.1          8,989.6        9,001.6       7,219.3       6,936.8
                                   --------------   ------------     ------------   ------------   -----------   -----------
  Earnings before fixed
   charges                         $      2,296.8   $    3,060.7     $   10,492.2   $   11,518.6   $   9,348.0   $   8,746.7

                                   ==============   ============     ============   ============   ===========   ===========

Fixed Charges
  Interest expense                 $      1,881.8   $    2,426.0     $    8,951.2   $    8,970.1   $   7,193.4   $   6,910.4
  Interest portion of rental                  9.7            9.1             38.4           31.5          25.9          26.4
   expense
                                   --------------   ------------     ------------   ------------   -----------   -----------
  Total fixed charges              $      1,891.5   $    2,435.1     $    8,989.6   $    9,001.6   $   7,219.3   $   6,936.8

                                   ==============   ============     ============   ============   ===========   ===========
  Ratio of earnings to fixed
   charges                                   1.21           1.26             1.17           1.28          1.29          1.26





For purposes of the Ford Credit ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, less unremitted income/ (loss) of affiliated companies, plus fixed charges. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).